SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

/X/	Preliminary Information Statement

/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

/ /	Definitive Information Statement

COIL TUBING TECHNOLOGY, INC.
(Name of Registrant As Specified In Its Charter)

IPMC HOLDINGS CORP.
(Former name of Registrant)

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COIL TUBING TECHNOLOGY, INC.
19511 WIED ROAD, SUITE E
SPRING, TEXAS 77388

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on _____________, 2008

To the stockholders of Coil Tubing Technology, Inc.:

Notice is hereby given of a special meeting of stockholders of Coil Tubing Technology, Inc. (the "Company") to be held on __________, _____________, 2008 at ________ A.M. C.S.T. at ______________________, for the following purpose:

1.
To authorize the spin-off of the shares of the Company’s majority owned subsidiary Coil Tubing Technology Holdings Inc. based on a Record Date to be set by the Board of Directors in its sole determination.  The Board of Directors recommends that you approve the spin-off distribution of the shares of the Company’s majority owned subsidiary, Coil Tubing Technology Holdings, Inc., to the shareholders of the Company and the authorization of the Board of Directors to set a record date for such distribution without further shareholder approval (the “Distribution”).

Common and preferred stockholders of record on the close of business on ________, 2008 are entitled to notice of the meeting. All stockholders are cordially invited to attend the meeting in person; however our Majority Stockholder (as defined below) does not need your vote to approve the changes above.

The Distribution is being registered by Coil Tubing Technology Holdings, Inc. (“Holdings”) pursuant to a Registration Statement on Form SB-2 with the Securities and Exchange Commission.  Holdings has received comments on the Registration Statement and is currently in the review process with the Commission regarding the Registration Statement.  Once the record date for the shareholders of the Company who will receive shares of Holdings in connection with the Distribution is determined (the “Record Date”) and the Registration Statement has been declared effective with the Commission and finalized, the shares of Holdings held by the Company will be distributed to the shareholders of the Company as of the Record Date.  Shareholders of the Company are encouraged to read Holdings’ Registration Statement filing and any amendments thereto for more information and disclosures regarding the Distribution described herein, which Registration Statement was filed on the Commission’s EDGAR website at www.sec.gov.

By Order of the Board of Directors,

/s/ Jerry Swinford
Jerry Swinford
Director
____________, 2008

COIL TUBING TECHNOLOGY, INC.
19511 WIED ROAD, SUITE E
SPRING, TEXAS 77388

INFORMATION STATEMENT
_________, 2008

This Information Statement is furnished by the Board of Directors of Coil Tubing Technology, Inc. (the "Company") to provide notice of a special meeting of stockholders of the Company which will be held on _______, _____________, 2008 at _________ A.M. CST at _________________________ (the “Meeting”).

The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on _________, 2008 (the "Record Date"). This Information Statement will be first mailed on or about _________, 2008 to stockholders of record at the close of business on the Record Date. As of the Record Date, there were ____________ shares of the Company's common stock outstanding, ________ shares of the Company's Series A Preferred Stock outstanding, and _________ shares of the Company’s Series B Preferred Stock outstanding. The holders of all outstanding shares of common stock are entitled to one vote per share of common stock registered in their names on the books of the Company at the close of business on the Record Date.  The holders of the Series A Preferred Stock are entitled to vote the number of shares of voting stock equal to 51% of the Company’s then outstanding shares, and the holders of the Series B Preferred Stock have no voting rights, based on the number of shares of preferred stock registered in their names on the books of the Company at the close of business on the Record Date

The presence at the special meeting of the holders of a majority of the outstanding shares entitled to vote at the special meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the special meeting other than the matters referred to in this Information Statement.

The matters scheduled to come before the special meeting require the approval of a majority of the votes cast at the special meeting. Mr. Jerry Swinford, the Company’s sole officer and Director (the “Majority Shareholder”) owns all 1,000,000 outstanding shares of the Company’s Series A Preferred Stock, giving him the right to vote fifty-one percent (51%) of our voting shares eligible to vote at the special meeting, as of the Record Date, which totals ___________________ voting shares as of the Record Date, and therefore, Mr. Swinford will be able to approve the matters presented in this Information Statement without the further vote or consent of any other of the Company’s stockholders. As such, the Company is not soliciting your vote as the Majority Shareholder already has the vote in hand.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

PROPOSAL 1

AUTHORIZE THE SPIN-OFF DISTRIBUTION OF THE SHARES OF THE COMPANY’S MAJORITY OWNED SUBSIDIARY, COIL TUBING TECHNOLOGY HOLDINGS, INC. SOMETIME IN THE FUTURE, BASED ON A RECORD DATE TO BE SET IN THE SOLE DETERMINATION OF THE BOARD OF DIRECTORS.

WHAT IS THE MAJORITY SHAREHOLDER APPROVING?

Our Majority Shareholder will approve the authorization for the Company to distribute to Company common stockholders an aggregate of 20,000,000 shares (the “Holdings Shares”, representing 95.2% of the total outstanding shares) of our majority owned Nevada subsidiary, Coil Tubing Technology Holdings, Inc. (“Holdings”) common stock (the “Distribution”).  Holdings has filed a Registration Statement on Form SB-2 with the Commission to register the distribution of the Holdings Shares to the Company’s shareholders (the “Registration Statement”).  The Registration Statement has not been declared effective to date, and the Company will not set a record date (“Record Date”) for shareholders of the Company who will receive shares of Holdings in connection with the Distribution until a later date.  Additionally, the Company will not ask for shareholder approval to set the Record Date for the distribution in the future.  As a result, the Company cannot determine the exact number of shares of Holdings which shareholders of the Company will receive in connection with the Distribution; however, assuming the total number of outstanding shares of the Company remains the same (i.e., that the Company does not issue any more shares of common stock) each shareholder of the Company will receive approximately 13 shares of Coil Tubing for each 100 shares of the Company which they hold, based on 149,655,338 shares of the Company currently outstanding. No fractional shares of Holdings will be distributed in connection with the Distribution. However, and any fractional shares left as a result of the Distribution will be rounded up to the nearest whole share.

Holdings will bear all costs incurred in connection with the Distribution, and neither Holdings nor the Company will receive any proceeds from the offering.

The 20,000,000 shares of common stock will constitute 95.2% of Holdings’ then outstanding shares of common stock after the Distribution (the remaining 1,000,000 shares of common stock are held by Jerry Swinford, Holdings’ and the Company’s sole officer and Director).  Immediately following the Distribution, the Company will not own any of Holdings’ shares and Holdings will be an independent company.   Mr. Swinford also holds 1,000,000 shares of Holdings’ Series A Preferred Stock, which gives him the right to vote 51% of the vote on any shareholder matter, and as such, Mr. Swinford currently controls and will continue to control after the Distribution, approximately 53.3% of Holdings’ voting stock.

Shareholders are encouraged to view Holdings’ Registration Statement filing on the Securities and Exchange Commission’s EDGAR website at www.sec.gov, for more information on the Company, Holdings, and the Distribution in general.

CORPORATE HISTORY OF HOLDINGS:

Coil Tubing Technology Holdings, Inc. was formed as a Texas corporation (“Holdings”) on July 2, 1999. On March 20, 2005, Holdings’ then sole shareholder, Jerry Swinford, who is currently both the Company’s and Holdings’ sole officer and Director, entered into a Definitive Acquisition Purchase Agreement (the “Purchase Agreement”) with Grifco International, Inc. [GFCI.PK] (“Grifco”), pursuant to which he sold 100% of Holdings’ outstanding common stock, 51,000 pre Forward Split (defined below) shares of common stock (20,000,000 shares post Forward Split)  to Grifco for an aggregate price of $510,000, payable as $50,000 in cash and $460,000 worth of Grifco common stock (totaling 1,482,871shares of common stock, based on the trading price of Grifco’s common stock on the Pink Sheets trading market on the day of closing of the Purchase Agreement), of which $200,000 in stock (645,161 shares) was paid to settle an $800,000 debt owed by Holdings to a third party, HyCoTec Investments, B.V., a Netherlands limited liability company (“HyCoTec”), and $260,000 in stock (837,710 shares ) was paid directly to Mr. Swinford.  The 837,710 shares of Grifco common stock which Mr. Swinford received represented less than 5% of Grifco’s common stock.  As such, Mr. Swinford did not have any control over the operations ofGrifco prior to or following the parties entry into the March 2005 Purchase Agreement.  Further, Mr. Swinford has never served as an officer or director of Grifco.  Grifco held our common shares in its own name and as such, Holdings was a wholly owned subsidiary of Grifco following the Purchase Agreement.

HyCoTec had been an investor in Holdings prior to the date of the exchange and previously converted its equity interest in Holdings into debt secured by Holdings’ assets.  Neither Mr. Swinford nor Holdings had any relationship with HyCoTec other than in relation to the debt owed to HyCoTec by Holdings.

In November 2005, IPMC Holdings Corp., a Florida corporation (our predecessor company), Holdings and Grifco entered into an Agreement For Exchange of Common Stock (the “Exchange Agreement”), whereby IPMC Holdings Corp. agreed to exchange 75,000,000 newly issued shares of its common stock (representing approximately 89% of its then outstanding stock, based on 14,200,894 shares of outstanding common stock prior to the exchange) to Grifco for the 51,000 pre Forward Split shares of stock (20,000,000 shares post Forward Split), representing 100% of IPMC Holdings Corp. outstanding shares, which Grifco held subsequent to the Purchase Agreement (described above). As a result of the Exchange Agreement, Holdings became a wholly owned subsidiary of IPMC Holdings Corp. and IPMC Holdings Corp. became a majority owned subsidiary of Grifco.

A new company, Coil Tubing Technologies, Inc. was formed in Nevada on November 30, 2005.  On December 8, 2005, IPMC Holdings Corp., entered into a Plan and Agreement of Merger and Reorganization (the “Merger”) with Coil Tubing Technologies, Inc., pursuant to which each outstanding share of IPMC Holdings Corp. was exchanged for one share of Coil Tubing Technologies, Inc.  The Company was the entity which resulted from the Merger and took the name Coil Tubing Technology, Inc.  As a result of the Merger, the Company became the sole surviving corporate entity of the merger of IPMC Holdings Corp. and Coil Tubing Technologies, Inc., and Holdings became a wholly owned subsidiary of the Company.  The Company had no business or operations immediately prior to the Merger

Subsequent to the Exchange Agreement, Grifco continued to provide financial assistance to the Company in the form of cash contributions to Holdings’ wholly owned subsidiary, Coil Tubing Technology, Inc., a Texas corporation (“CTT”).  Such contributions benefited the Company, as Holdings, through its subsidiary, CTT, represented all of the Company’s operations.  Such cash contributions totaled approximately $500,000 from the date of the Exchange until March 2007, and a portion ($75,000) of the contributions were treated as loans.  These loans were repaid in full in the second quarter of 2007. No additional contributions have been made by Grifco since March 2007. The contributions provided by Grifco were used by Holdings for working capital and to pay certain expenses including legal and accounting expenses.  The contributions were also used to rebuild Holdings’ machine shop, and to repair and replace certain coil tubing machinery, including Holdings’ computer numerical control (“CNC”) equipment, which was damaged while under the control of Grifco.

Summary of Recent Material Corporate Events

In May 2007, the Company determined it was in Holdings best interest to redomicile from the State of Texas to the State of Nevada, and on May 24, 2007, Holdings entered into a Plan of Conversion and filed Articles of Conversion with the Secretary of State of Texas and Nevada, shortly thereafter, to affect a conversion to a Nevada corporation (the “Conversion”). Concurrently with the Conversion, Holdings increased its authorized shares of common stock to 500,000,000 shares, $0.001 par value per share, and authorized 10,000,000 shares of blank check preferred stock, $0.001 par value per share.

On June 19, 2007, Holdings Board of Directors, and the Company approved a 392.1568627 for one forward stock split of Holdings issued and outstanding stock, for all shareholders of record as of June 19, 2007 (the “Forward Split”). As a result, Holdings issued and outstanding shares increased from 51,000 prior to the forward stock split to 20,000,000 shares subsequent to the forward stock split.

The effects of the Conversion and Forward Split have been reflected throughout this Information Statement.

In May 2007, we and Holdings entered into an 1) Agreement and Release and 2) a Novation of Agreement For Exchange of Common Stock (collectively the “Release and Restatement”) with Grifco International, Inc. (“Grifco”), our Chief Executive Officer and Director, Jerry Swinford and James Dial, the Chief Executive Officer of Grifco. Pursuant to the Release and Restatement, the parties agreed that Grifco would distribute 75,000,000 shares of the Company’s common stock which it held (which shares were received in connection with the Exchange Agreement, described above, which shares have been distributed to date) to its shareholders and we would issue Grifco 1,000,000 shares of Series B Preferred Stock, which will have no voting rights, but will be convertible into 20,000,000 shares of our common stock, if Grifco exercises its option to purchase the Series A Preferred Stock of the Company. The “Option Period” which allows Grifco the right to purchase the Company’s Series A Preferred Stock currently held by Mr. Swinford for aggregate consideration of $100 lasts two (2) years from the date Mr. Swinford no longer desires to hold the Series A Preferred Stock of the Company.  The Company anticipates that Mr. Swinford will no longer desire to hold the Series A Preferred Stock of the Company at such time as Holdings has conducted its distribution.

On June 19, 2007, subsequent to the Forward Split, Holdings issued 1,000,000 shares of Series A Preferred Stock to Jerry Swinford, its sole officer and Director.  The Series A Preferred Stock has the right to vote, in aggregate, on all shareholder matters equal to 51% of the total vote.  The Series A Preferred Stock will be entitled to this 51% voting right no matter how many shares of common stock or other voting stock of Holdings are issued or outstanding in the future (the “Super Majority Voting Rights”).   Holdings designated the shares of Series A Preferred stock with the Super Majority Voting Rights, so that Mr. Swinford would retain control over Holdings for as long as he held the Series A Preferred Stock, regardless of the number of shares of common stock of Holdings which were outstanding.  Mr. Swinford also holds 1,000,000 shares of Series A Preferred Stock the Company, which shares were issued to Mr. Swinford in May 2007.

SUBSIDIARIES OF HOLDINGS:

Holdings currently has two wholly owned Texas subsidiaries, Precision Machining Resources, Inc. (“PMR”) and Coil Tubing Technology, Inc. The majority of Holdings’ tool rental and tool production operations are run through Coil Tubing Technology, Inc. (“CTT”). PMR owns the manufacturing equipment used to produce tools used in the work-over segment of Holdings’ rental business..  PMR also stocks coil tubing tool parts which it sells directly to other service companies, making PMR a supply and sales arm for non-proprietary tools and equipment of Holdings.

WHAT IS THE PURPOSE OF THE DISTRIBUTION?

The main reasons for the Distribution are to:

o
Afford Holdings the opportunity to obtain audited financial statements and to eventually trade its common stock on the Over-The-Counter Bulletin Board, instead of the Pink Sheets, where the Company currently trades.  The Company has been unable to obtain audited financial statements to date, and by distributing shares of Holdings’ stock to its shareholders, Holdings will be able to become a fully reporting company and the Company hopes will be able to trade its common stock on the Over-The-Counter Bulletin Board in the future; and

o	To enable the Company’s stockholders to increase or decrease their level of participation in Holdings’ business by varying their level of investment in Holdings separate from the Company.

HOW WILL THE DISTRIBUTION AFFECT MY RIGHTS?

The completion of the Distribution will not have a significant affect on any stockholder's proportionate equity interest in our Company. For example, a stockholder who owns a number of shares that prior to the Distribution represented one percent of the outstanding shares of the Company would receive one percent of the distributed shares of Holdings. The Holdings’ shares received by such stockholder would constitute approximately 0.95% of Holdings then common stock based on 21,000,000 shares then outstanding, taking into account the 1,000,000 shares held by Holdings’ sole officer and Director, Jerry Swinford.

Additionally, as a result of the Distribution, the trading price of the Company’s common stock may decline. Following the Distribution, the Company expects that its common stock will continue to be listed and traded on the Pink Sheets under the symbol “CTGB.”  Although we hope that that a trading market will continue for the shares of the Company’s common stock and for Holdings’ shares, we cannot make any assurances that either event will occur.  As a result of the Distribution, the trading price of the Company’s common stock may be substantially lower following the Distribution than the trading price of the Company’s common stock immediately prior to the Distribution.  Further, while the Company hopes that any decline in the trading price of its common stock would be recouped by its shareholders from the trading value of shares received in Holdings, it is possible that the combined trading prices of the Company’s common stock and Holdings’ common stock after the Distribution may be less than the trading price of the Company’s common stock immediately prior to the Distribution.

WHAT ARE SOME OF THE RISKS ASSOCIATED WITH THE DISTRIBUTION?

Holdings may be unable to achieve some or all of the benefits that we expect to achieve from separation from the Company.  Holdings may not be able to achieve the full strategic and financial benefits that we expect will result from its separation from the Company or such benefits may be delayed or may not occur at all. For example, there can be no assurance that analysts and investors will regard its corporate structure as clearer and simpler than the current Company corporate structure or place a greater value on Holdings as a stand-alone company than on its businesses being a part of the Company. As a result, in the future the aggregate market price of the Company’s common stock and Holdings’ common stock as separate companies may be less than the market price per share of the Company’s common stock had the separation and distribution not occurred.

Holdings is being separated from the Company and therefore, it will have a limited operating history as a separate company and no history as a separate reporting company prior to the registration statement filing.  The historical and financial information of the Company and Holdings (as described in the Registration Statement) do not necessarily reflect the financial condition, results of operations or cash flows that Holdings would have achieved as a separate publicly-traded company or those that we will achieve in the future primarily as a result of the following factors:

•	Since November 2005, Holdings’ business has in part been operated by the Company as part of its broader corporate organization, rather than as a separate, publicly-traded company; and

•	Other significant changes may occur in Holdings’ cost structure, management, financing and business operations as a result of its operating as a company separate from the Company.
The Distribution may result in tax liability.  You may be required to pay income tax on the value of your shares of common stock received in connection with the spin-off Distribution. This Distribution may be taxable to you as a dividend and/or as a capital gain, depending upon the extent of your basis in Company stock which you hold. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.  Shareholders are also encouraged to read “Federal Income Tax Consequences of the Distribution” below, which contains important tax disclosures relating to the Distribution.

The Distribution may cause the trading price of the Company’s common stock to decline. Following the Distribution, the Company expects that its common stock will continue to be listed and traded on the Pink Sheets under the symbol “CTGB.” A trading market may not continue for the shares of the Company’s common stock or even develop for the Distribution shares. As a result of the Distribution, the trading priceof the Company’s common stock may be substantially lower following the Distribution than the trading price of the Company’s common stock immediately prior to the Distribution.  Further, the combined trading prices of the Company’s common stock and Holdings’ common stock after the Distribution may be less than the trading price of the Company’s common stock immediately prior to the Distribution.

The lack of a broker or dealer to create or maintain a market in Holdings’ stock could adversely impact the price and liquidity of the Distribution securities.  We have no agreement with any broker or dealer to act as a market maker for Holdings’ securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for Holdings’ securities could adversely influence the market for and price of its securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, the securities.

WILL FRACTIONAL SHARES BE ISSUED IN CONNECTION WITH THE DISTRIBUTION?

No.  In the event a stockholder would have received a fractional share of common stock following the Distribution, the Company will round up fractional shares to the nearest whole share.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION?

The federal income tax consequences of the Distribution to our stockholders and to us are based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices of the United States Internal Revenue Service (the "Service"). Changes to the laws could alter the tax consequences, possibly with a retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Service regarding the federal income tax consequences of the proposed Distribution.

WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

VOTING STRUCTURE OF HOLDINGS:

The following table sets forth certain information regarding the beneficial ownership of the shares of Holdings stock following the Distribution, based on the number of the Company’s common stock currently outstanding (which number is subject to change prior to the Distribution) (i) by each person known to be the beneficial owner of 5% or more of the outstanding shares of common stock, (ii) the Chief Executive Officer and each named executive officer, (iii) Holdings’ director and (iv) all executive officers and directors of Holdings as a group.

Name and Address	Number of Shares of Common Stock Beneficially Owned Following the Distribution(1)	Percentage of Common Stock Owned	Shares of Common Stock the Holder of our Series A Preferred Stock is able to Vote	Percentage of Voting Stock Owned

Jerry Swinford CEO, CFO, Treasurer, Secretary and Director 19511 Wied Rd. Suite E Spring, Texas 77388	1,000,000	4.8%(3)	21,857,143(1)	53.3%(2)

Bert Pohlmann 1290 North Ocean Blvd. Palm Beach, Florida 33480	6,074,564*	28.9%(3)*	-	14.2%(2)*

All of the officers and Directors as a group (1 person)	1,000,000	4.8%	21,857,143(1)	53.3%(2)

* Approximate number of shares of common stock following the Distribution.

(1)	Represents 51% of Holdings’ voting shares based on 21,000,000 shares of common stock outstanding following the Distribution.

(2)
Based on 42,857,143 voting shares based on 21,000,000 shares outstanding and 21,857,143 shares which the 1,000,000 shares of Series A Preferred Stock held by Mr. Swinford are eligible to vote, representing 51% of Holdings’ voting shares.

(3)
Based on 21,000,000 shares of common stock outstanding following the Distribution, which number includes 20,000,000 shares to be distributed in connection with the Distribution and 1,000,000 shares held by Mr. Swinford prior to the Distribution.

WHAT VOTE IS REQUIRED FOR APPROVAL?

Our Majority Shareholder will approve the authorization for a distribution to Company stockholders of an aggregate of 20,000,000 shares of Holdings’ common stock and will authorize the Board of Directors to set a Record Date for the Distribution sometime in the future, without further shareholder approval.  Shareholders of the Company will receive shares of Coil Tubing Technology Holdings, Inc. based on the shares of the Company which they hold on a pro rata basis, based on the number of the Company’s shares outstanding on the yet to be determined Record Date for the Distribution.  Any fractional shares left as a result of the Distribution will be rounded up to the nearest whole share.  No fractional shares of common stock will be issued.  The Distribution and the setting of the Record Date will take place at any time after the Meeting, and before December 31, 2009, without further stockholder approval or notice. Therefore, no further stockholder approval is required or sought.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO AUTHORIZE THE SPIN-OFF DISTRIBUTION TO THE COMPANY’S SHAREHOLDERS OF THE SHARES OF COMMON STOCK OF OUR MAJORITY OWNED SUBSIDIARY, COIL TUBING TECHNOLOGY HOLDINGS, INC., AND THE SETTING OF A RECORD DATE FOR SUCH DISTRIBUTION WITHOUT FURTHER STOCKHOLDER APPROVAL.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the special meeting of stockholders and has not been informed that any other matters are to be presented by others.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON:

(a)	No officer or director of the Company has any substantial interest in the matters to be acted upon, other than his role as an officer or director of the Company.

(b)	No director of the Company has informed the Company that he intends to oppose the action taken by the Company set forth in this information statement.

PROPOSALS BY SECURITY HOLDERS

No security holder has requested the Company to include any proposals in this information statement.

COMPANY CONTACT INFORMATION

All inquires regarding our Company should be addressed to our Company's principal executive office:

COIL TUBING TECHNOLOGY, INC.
19511 Wied Rd. Suite E
Spring, Texas 77388
281-651-0200

Attention:                                             Jerry Swinford
                                                             Chief Executive Officer

By Order of the Board of Directors:

/s/ Jerry Swinford
Jerry Swinford
Director
____________, 2008